Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hibbett Sports, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑204896 and 333-182429) on Form S-8 of Hibbett Sports, Inc of our report dated April 18, 2019, with respect to the consolidated balance sheets of Hibbett Sports, Inc. and subsidiaries (the Company) as of February 2, 2019 and February 3, 2018, and the related consolidated statements of operations, stockholders’ investment, and cash flows for each of the fiscal years in the three-year period ended February 2, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of February 2, 2019, which report appears in the February 2, 2019 annual report on Form 10‑K of Hibbett Sports, Inc.

Our report dated April 18, 2019, with respect to the effectiveness of internal control over financial reporting as of February 2, 2019, contains an explanatory paragraph that states that the Company acquired City Gear, LLC (City Gear) during fiscal year 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of February 2, 2019, City Gear’s internal control over financial reporting associated with total assets of $123.8 million and net sales of $49.1 million included in the consolidated financial statements of the Company as of and for the fiscal year ended February 2, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of City Gear.

/s/ KPMG LLP

Birmingham, Alabama
April 18, 2019

End of Exhibit 23.1